Exhibit 5.1

Law Offices of
KIMBERLY L. GRAUS, P.A.
4949 State Road 64 East, PMB #141
Bradenton, Florida 34208
(941) 747-5290 phone
(866) 640-6858 facsimile
kgraus@tampabay.rr.com

July 9, 2010

Infrared Systems International
4550 NW Newberry Hill Road
Suite 202
Silverdale, WA 98383

Re:   Registration Statement on Form S-8

Dear Sir/Madam:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by Infrared Systems International of 25,000,000 shares of common stock, par value $.001 (the “Shares”), of the Company.  The Shares are covered by the Registration Statement and may be sold pursuant to the Registration Statement and the 2010 Incentive Compensation Plan (“Plan”).

In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company’s Articles of Incorporation, By-laws, the Plan and various other documents and instruments as we deemed necessary. In all such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to originals or certified documents of all copies submitted to us as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company and we express no opinion thereon.

Subject to and in reliance upon the foregoing, it is our opinion that, as of the date hereof, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

Sincerely,

/Kimberly L. Graus/
Kimberly L. Graus, Esq.